Exhibit 99.1

13215 Bee Cave Parkway. Suite B-300, Austin, Texas 78738 Telephone: 512-538-2300 Fax: 512-538-2333 www.shpreit.com

PRESS RELEASE

Summit Hotel Properties Takes Additional Steps to Mitigate Effects of COVID-19

Austin, Texas, April 22, 2020 - - - Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”) today announced that it has taken additional steps to enhance its overall liquidity position in light of the operating and financial effects on the Company due to the COVID-19 (Coronavirus) pandemic.

The Company has implemented a wide range of corporate cost savings initiatives including a voluntary 25% reduction of salaries and fees for executive officers and independent Board of Directors, respectively. In addition, approximately 25% of the corporate-level staff has been furloughed and salary reductions have been implemented for the majority of employees not subject to furlough. The Company will pay 100% of employer and employee medical premiums during the furlough period for affected employees. Finally, a hiring freeze has been implemented for any new corporate-level positions. The Company will continue to evaluate further expense reductions as appropriate.

The Company previously announced liquidity enhancement measures taken which included significant hotel-level cost reduction initiatives, postponement of all non-essential capital expenditures, the intention to suspend common stock and operating partnership unit distributions, and a revolving credit facility draw that resulted in a current unrestricted corporate cash balance of approximately $140 million. The Company’s balance sheet position is further enhanced by having no debt maturities until November 2022.

“As the COVID-19 pandemic continues to create unprecedented global challenges for our industry, our company and our loyal employees, the safety and wellbeing of our associates and guests continue to be our top priority. The additional temporary measures taken to reduce corporate costs reflect the Company’s resolve during these difficult times, and we believe that when combined with the previously announced liquidity measures best position us to successfully navigate the effects of the crisis. We are already planning for and fully expect to resume our place as an industry leader coming out of this crisis,” said Dan Hansen, Chairman, President and Chief Executive Officer of Summit Hotel Properties.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused on owning premium-branded hotels with efficient operating models primarily in the Upscale segment of the lodging industry. As of April 22, 2020, the Company’s portfolio consisted of 72 hotels, 67 of which were wholly owned, with a total of 11,288 guestrooms located in 23 states.

For additional information, please visit the Company’s website, www.shpreit.com and follow the Company on Twitter at @SummitHotel_INN.

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Contact:
Adam Wudel
SVP – Finance & Capital Markets
Summit Hotel Properties, Inc.
(512) 538-2325

Forward Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan,” “likely,” “would” or other similar words or expressions. These forward-looking statements relate to the payment of dividends, savings from reductions of capital improvement projects, suspension of operations at hotels, savings due to expected temporary compensation reduction initiatives and the future prospects of the Company. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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